Exhibit 2.1.1

AMENDMENT TO MEMORANDUM OF AGREEMENT

THIS AMENDMENT (“Amendment”), made and entered into this 24th day of May 2011, by and between SofTech, Inc., a Massachusetts corporation (“SofTech” or “Seller”), and Victor G. Bovey, on behalf of AMT Software, LLC, a newly formed Michigan entity (“Buyer”);

WITNESSETH:

WHEREAS, Seller and Buyer entered into a Memorandum of Agreement (“Agreement”) dated April 11, 2011 whereby Buyer agreed to purchase and Seller agreed to sell its CAM business upon satisfaction of certain specified conditions including establishment of a newly formed LLC, transfer of the CAM business assets and liabilities, payment of the Purchase Price and other tasks as specified in the Agreement; and

WHEREAS, Seller and Buyer have agreed to amend the anticipated Closing date to May 24, 2011 in order to complete the transfer of the CAM business to Buyer.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements of the parties hereinafter set forth, intending to be legally bound, do hereby agree to amend the Agreement as follows:

The Section identified hereunder corresponds to the same Section in the Agreement and shall be amended hereby as detailed below. All other provisions of the Agreement shall remain unchanged.

Section 1.5. The Agreement contemplated a Closing three (3) business days after the payment of the Purchase Price of $412,500 composed of $250,000 in cash upon execution of the Agreement (Seller acknowledges the receipt of the $250,000 payment on April 21, 2011) and payment of an additional $162,500 plus interest at the rate of 1% per month in installments (“Deferred Portion”) from 75% of the Cash Flow of the CAM business.

The Buyer and Seller hereby amend the Agreement to transfer 100% of the CAM business to the Buyer as of the date of the Amendment. The Buyer has established AMT Software, LLC, a Michigan entity whose units are 100% owned by Victor G. Bovey.

As contemplated in the Agreement, Seller shall be paid on a regular basis for the $162,500 (plus interest), the Deferred Portion of the Purchase Price from 75% of the Cash Flow of the CAM business.

SofTech, Inc.

Buyer

By: /s/ Joseph P. Mullaney

By: /s/ Victor G. Bovey

Joseph P. Mullaney

Victor G. Bovey

President and CEO